Exhibit 99.2

*PRESS RELEASE*

Contacts:

Cincinnati Bancorp

Robert A. Bedinghaus, Executive Chairman

(513) 347-2280

Kentucky Federal Savings and Loan Association

Philip E. Wehrman

(859) 261-2076

Cincinnati Bancorp and Kentucky Federal Savings and Loan Association

Sign Definitive Merger Agreement

Cincinnati, OH and Covington, KY; April 18, 2018 – Cincinnati Bancorp (OTCPink: CNNB) (the “Company”), the holding company for Cincinnati Federal and the majority-owned subsidiary of CF Mutual Holding Company (the “MHC”), and Kentucky Federal Savings and Loan Association ("KF"), a mutual savings association, today announced the signing of a definitive merger agreement providing for the merger of KF with and into Cincinnati Federal.

Based on financial data as of December 31, 2017, the Company would have total assets of $201.8 million, net loans of $163.1 million, total deposits of $143.5 million and stockholders’ equity of $22.3 million upon completion of the merger.

Under the terms of the merger agreement, KF’s depositors and borrowers at the effective time of the merger will become depositors and borrowers of Cincinnati Federal and members in the MHC as if their accounts had been established at Cincinnati Federal on the date established at KF. The Company will not pay any merger consideration for KF. At closing, the Company will issue additional shares of its authorized common to the MHC equal to KF’s estimated market value. Upon completion of the merger, it is expected that Philip E. Wehrman, KF’s Chairman of the Board, will become a director of the MHC, the Company and Cincinnati Federal.

Robert A. Bedinghaus, Company Executive Chairman, stated, "We are extremely excited about our combination with Kentucky Federal. We expect the transaction will provide us with an excellent platform to grow and diversify our franchise in new, contiguous markets with similar economic and demographic characteristics to our existing markets."

Philip E. Wehrman, KF’s Chairman, stated, “We have always focused on our community and the needs of our banking clients and believe that partnering with Cincinnati Federal will allow us to continue to provide excellent service our customers while preserving our values and our community bank culture."

The proposed merger is expected to be immediately accretive to the Company’s earnings in 2018, and thereafter, and immediately accretive to its tangible book value per share. Upon completion of the merger, Cincinnati Federal’s capital ratios are expected to continue to exceed “well capitalized” regulatory standards.

The transaction is expected to close in the second half of 2018, subject to the satisfaction of conditions including the receipt of regulatory approvals and the approval of KF’s members. The Company does not expect that approval of its shareholders will be required to complete the transaction.

Luse Gorman, PC acted as legal counsel to the Company, and RP Financial, LC. acted as its financial advisor. Vorys, Sater, Seymour and Pease LLP acted as legal counsel to KF, and Keller & Company, Inc. acted as its financial advisor.

About Cincinnati Bancorp

Cincinnati Bancorp is the parent company of Cincinnati Federal. Cincinnati Federal is a community bank that operates through its main office in Green Township and three other full-service branches in Greater Cincinnati, Ohio (Miami Heights, Anderson, and Price Hill). It also operates a loan production office in Mason, Ohio. At December 31, 2017, the Company had total consolidated assets of approximately $170.5 million and stockholders’ equity of $19.3 million. CF Mutual Holding Company is the 53.9% majority stockholder of the Company.

About Kentucky Federal Savings and Loan Association

Kentucky Federal Savings and Loan Association is a community bank that operates three banking offices in Covington, Florence and Williamstown, Kentucky. At December 31, 2017, KF had total assets of approximately $31.4 million and equity capital of approximately $3.0 million.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include: management plans relating to the proposed transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made. The Company does not assume any duty and does not undertake any duty to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that the Company anticipated in its forward-looking statements and future results could differ materially from historical performance.